VIRIATHUS

May 1, 2008

Mr. Paul Khakshouri
President
Growers Direct Coffee Company, Inc.
435 Fifth Avenue, 5th Floor
New York, NY 10016

RE: **Consulting Agreement**

Dear Mr. Khakshouri:

This letter agreement (this "Agreement") confirms Growers Direct Coffee Company, Inc.'s (the "Company") engagement of Viriathus Holdings LLC, Viriathus Consulting LLC Series ("Viriathus") only and not the LLC generally or any other series of the LLC therein, as a consultant of the Company and sets forth the terms and conditions pursuant to which Viriathus shall perform in said capacity.

1. **Retention**: On the terms and subject to the conditions of this Agreement, the Company hereby engages Viriathus to act on behalf of the Company to provide financial marketing, communications, advisory and consulting services commencing on May 1, 2008 and continuing for its Term, being a period of twelve (12) months hereafter (the "Engagement"). Within sixty (60) days of the expiration of this Agreement, the Company shall review this Agreement, and either continues and extends this Agreement, terminate this Agreement, and/or offer Viriathus a different Agreement. This Agreement shall remain in effect until so terminated and/or modified by Viriathus, provided however that Viriathus may terminate this Agreement upon providing the Company with thirty (30) days written notice. Failure of the Company to take any action within the said sixty-day period shall be considered as an extension of this Agreement for an additional twelve month period of time. Notwithstanding anything to the contrary contained in this "sunset provision," it is agreed that if a Change of Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this "sunset provision," and shall remain I force for a period of twelve months after such Change of Control.

2. **Services**: During the Engagement and subject to the terms and conditions herein, Viriathus agrees to use its "best efforts" to provide consulting services that include, but are not limited to, implementation and maintenance of an ongoing program to increase the investment community's awareness of the Company's activities and to stimulate the investment community's interest in the Company. The Company acknowledges that Viriathus' ability to relate information regarding the Company's activities is directly related to the information provided by the Company to Viriathus.

   The Company acknowledges that Viriathus will devote such time as is reasonably necessary to perform the services for the Company, having due regard for Viriathus' commitments and obligations to other businesses for which it performs consulting services.

VIRIATHUS | CONSULTING
6 Jane Street, Suite 2 • New York, New York • 10014
Phone: (212) 372-0879 • Fax: (212) 313-9414

3. **Remuneration:** For undertaking the Engagement and for other good and valuable consideration, including but not limited to, the substantial benefit the Company will derive from the ability to announce its relationship with Viriathus, the Company agrees as follows:

   a. **Services Retainer:** For the services to be rendered and performed by Viriathus during the term of the Engagement, pay to Viriathus a cash fee of US$10,000 per month, hereafter (the "Retainer"). At the option of the Company, 50% of the monthly payment may be made in restricted common stock (the "Retainer Shares"), of the same class as the common stock currently listed on the OTCBB.

   b. **Timing of Payment:** The Company will pay the Retainer, in cleared funds, directly to Viriathus on the 1st day of each calendar month with the first payment due upon the signing of this agreement. To the extent that the Company elects to make 50% of the payment with Retainer Shares, the Retainer Share Price shall be the VWAP[1] for the ten (10) trading days ending on the Trading Day immediately before the 1st of the month of the Company's Shares. The quantity of Retainer Shares to be delivered shall be twice the Retainer Share amount divided by the Retainer Share Price. The Retainer Shares shall be delivered to Viriathus by the 3rd day of the month. If the Retainer Shares are not delivered by the end of the 3rd day, the Company will be obligated to pay to Viriathus a Late Fee of ten percent (10%) per five day period, in cleared funds, until cured.

   A carve-out of this section shall be granted for the first six (6) months of the engagement whereby Viriathus agrees to a delayed payment of the Retainer until either (i) the Company raises capital via a private placement of securities, or (ii) the expiration of this six month term. Provided that the Retainer has not been paid, at the end of the sixth month the Company shall either (i) make a cash lump sum payment of US$60,000 to Viriathus, or (ii) issue to Viriathus Retainer Shares. The quantity of Retainer Shares to be delivered shall be twice the Retainer Share amount divided by the Retainer Share Price.

   - All payments to Viriathus shall be in the form of electronic wire funds transfers to the following account:

     Bank of America, N.A. – New York
     Account Name: Viriathus Consulting LLC Series
     Account No.: 4830 1333 7578
     Routing No.: 026009593
     SWIFT Code: BOFAUS3N

   c. **Road Show Fees:** To the extent that the Company may wish to organize an investor road show in order to stimulate investor interest in the Company, Viriathus will arrange such meetings and/ or events according to the Company's wishes. For each day of service in

[1] VWAP, wherever applicable is determined as of the end of the Regular Trading Day. "Regular Trading Day" means the regular trading hours of any day ("Trading Day") during which the principal trading market for the Common Stock of the Company ("Principal Trading Market") shall be open for business (as of the date of this Agreement, such hours are, for most Trading Days, approximately 9:30 AM to approximately 4:00 PM (GMT + 5:00 EST) New York Time; provided, however, that certain Trading Days may have shorter regular trading hours; and provided, further, that the regular trading hours may be subsequently changed for the Principal Trading Market). The relevant VWAP as of the relevant date shall be as published by Bloomberg LLC.

the United States of America, the Company shall pay to Viriathus a cash fee of US$2,500.00 per day. For each day of service in Europe, the Company shall pay to Viriathus a cash fee of €3,500.00 per day. Additional costs surrounding an event or road show shall be borne by the Company according to section 8 of this agreement.

4. **Representations, Warranties and Covenants of the Company:** The Company hereby represents and warrants and covenants as follows:

   a. (i) The Company has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) the Company's Constitution, or (B) any agreement to which the Company is a party or by which any of its property or assets is bound.

   b. In the event that the company wishes to enter into a transaction that requires the approval of shareholders, it is understood that both the management and the board of directors will use its best commercial efforts to obtain such approval.

5. **Representations, Warranties and Covenants of Viriathus:** Viriathus hereby represents and warrants that: (i) it is a business entity duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) it has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, (iii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of Viriathus enforceable in accordance with its terms, (iv) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (a) Viriathus' limited liability agreement, or (b) any agreement to which Viriathus is a party or by which any of its property or assets is bound.

   The Company and Viriathus both hereby represent that in every written communication to individuals or entities other than the Company or Viriathus, as contemplated by this or any other Agreement between the parties, both sides will disclose, in writing, that Viriathus is being compensated in cash and, as the case may be, securities for services provided and Viriathus will disclose the amounts of such compensation where required by Section 17(b) of the Securities Act of 1933.

   Viriathus will not publish or disseminate any document or communication referring to the Company or make any representation regarding the Company, or cause any other party to do so, that has not been approved in writing by the Company. Viriathus will at all times comply with applicable provisions of the securities laws in providing services under this Agreement, including Section 17(b) of the Securities Act of 1933.

6. **Independent Contractor:** Viriathus and the Company hereby acknowledge that Viriathus is an independent contractor. Viriathus shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner or agent of, or joint venture with, the Company. In addition, Viriathus shall take no action, which binds, or purports to bind, the Company.

7. **Confidentiality:** The Company acknowledges that all opinions and advice, whether oral or written, given by Viriathus to the Company in connection with this Agreement are intended

solely for the benefit and use of the Company, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Viriathus to be given hereunder, and no such opinion or advice shall be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company in communications with third parties at any time, in any manner or for any purpose, nor may the Company make any public references to Viriathus or use Viriathus' name in any annual report or any other report or release of the Company without Viriathus' prior written consent, except that the Company may, without Viriathus' further consent, disclose this Agreement (but not information provided to the Company by Viriathus) in the company's filings with the Securities and Exchange Commission, if such disclosure is required by law. Similarly, the Company may provide proprietary and confidential information to Viriathus in connection with this Agreement, which Company will identify as such at the time it is disclosed to Viriathus. Viriathus will keep such information confidential and not disclose it to any third party without Company's consent, and will use any such information provided by the Company solely for the purpose of providing services to the Company under this Agreement. The Company does not guarantee the accuracy of any technical or economic projection and forecasts that may be provided to Viriathus hereunder.

8. **Reimbursement:** The Company agrees to promptly reimburse Viriathus, upon request from time to time, for all reasonable and necessary out-of-pocket expenses incurred by Viriathus in connection with the matters contemplated by this Agreement upon presentation of statements setting forth in reasonable detail the amount of such expenses. The Company's prior approval in writing will be required for any individual expenses above US$500.00.

9. **Indemnification:** Each Party (the "Indemnifying Party") hereby agrees to indemnify and hold the other and the other's shareholders, officers, directors, employees, attorneys, accountants, servants, agents, and permitted successors and assigns (each, the "Indemnified Party") harmless from and against any and all claims, losses, damages, demands, proceedings, suits, costs (including reasonable attorney's fees), obligations, awards, fines, penalties, liabilities, and expenses (each, a "Claim" and, collectively, the "Claims"), that both: (i) are brought against the Indemnified Party under any law, including, without limitation, the US and the Canadian common law, the Securities Exchange Act of 1934, the Securities Act of 1933, as amended, the New York Corporate Securities Law, as amended, the Delaware Corporate Securities Law, as amended, and any rule or regulation of the US Securities and Exchange Commission, FINRA or the New York Department of Corporations; and (ii) arise out of or in connection with any of the following: (A) a breach by the Indemnifying Party of its covenants under this Agreement, or (B) a breach or an inaccuracy of any of the Indemnifying Party's representations and warranties made in this Agreement, or (C) (1) an untrue statement in the Materials made to Viriathus or Investors of a material fact in relation to the Transaction or (2) non-disclosure of any material fact, required by law to be disclosed by the Company to Viriathus or the Investors in relation to the Transaction or necessary to make the statements in the Materials, in light of the circumstances under which they were made, not misleading.

10. **Notices:** Except as otherwise specifically agreed, all notices and other communications made under this Agreement shall be in writing and, when delivered in person or by facsimile transmission, shall be deemed given on the same day if delivered on a business day during normal business hours, or on the first day of business day following delivery in person or by facsimile outside normal business hours, or on the date indicated on the return receipt if sent registered or certified mail, return receipt requested. All notices sent hereunder shall be sent to the representatives of the party to be noticed at the addresses indicated respectively below, or at such other addresses as the parties to be noticed may from time to time by like notice hereafter specify:

If to the Company:

Mr. Paul Khakshouri
President
Growers Direct Coffee Company, Inc.
435 Fifth Avenue, 5th Floor
New York, NY 10016
United States of America
Fax: +1 212 532 2411
paul@growersdirectcoffee.com

If to Viriathus:

Ms. Maria Zervas
Managing Director
Viriathus Consulting LLC
6 Jane Street, Suite 2
New York, NY 10014
United States of America
Fax: +1 212 313 9414
maria.zervas@viriathus.com

11. **Entire Agreement:** This Agreement contains the entire agreement between the parties. It may not be changed except by agreement in writing signed by the party against whom enforcement of any waiver, change, discharge, or modification is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

12. **Amendments and Waivers:** The Parties may, by mutual agreement made in writing, amend or modify this Agreement in any respect. A waiver of any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights. A failure to exercise any rights provided by this Agreement shall not be deemed a waiver of such or any other rights.

13. **Survival of Representations and Warranties:** The representations, warranties, acknowledgments and agreements of Viriathus and the Company shall survive the termination of this Agreement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that, such severability should be ineffective if it materially changes the economic benefit of this Agreement to any party.

14. **Governing Law:** This Agreement shall be construed according to the laws of the State of Delaware and subject to the jurisdiction of the courts of said state, without application of the principles of conflicts of laws. Each of the parties' consents exclusively to personal jurisdiction in Delaware, waives any objection as to jurisdiction or venue, and agrees not to assert any defense based on lack of jurisdiction or venue. In any litigation, arbitration, or other dispute resolution arising out of or relating to this Agreement, the prevailing party shall be reimbursed by the other party (as determined by a court of competent jurisdiction) for reasonable attorneys' fees and/or arbitration costs.

15. **Successors:** Neither Party shall assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without the prior written consent of the other Party. Subject to the foregoing, this Agreement and the rights and obligations set forth in this Agreement shall inure to the benefit of, and be binding upon, the Parties hereto, and each of their respective successors, heirs and assigns.

16. **Execution:** This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument. Delivery by a Party of an executed signature page by facsimile transmission shall be as effective as delivery of a manually executed counterpart.

Agreed to and accepted this 1st day of May, 2008.

Growers Direct Coffee Company, Inc.

By: ______________________
Paul Khakshouri
President

Viriathus Holdings LLC,
Viriathus Consulting LLC Series

By: ______________________
Maria Zervas
Managing Director